Exhibit 2.2

Description of Securities

General

The following description of the material terms of our share capital includes a summary of specified provisions of our articles that became effective upon the closing of the Business Combination (the “Company Articles”). This description is qualified in its entirety by reference to our Articles which are incorporated by reference as an exhibit to the our Annual Report on Form 20-F for the fiscal year ended September 30, 2023.

Share Capital

Our authorized share capital consists of an unlimited number of common shares, without par value (“Company Common Shares”), an unlimited number of Class A Non-Voting Special Shares (the “Company Sponsor Special Shares”), Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares (collectively, the “Company Earnout Non-Voting Special Shares” and together with the Company Common Shares and the Company Sponsor Special Shares, the “Common Shares”) and an unlimited number of preferred shares issuable in series (“Company Preferred Shares”). Immediately following the closing of the Business Combination on December 21, 2023 (the “Closing Date”), there were (i) 28,770,982 Company Common Shares issued and outstanding (ii) 2,031,250 Company Sponsor Special Shares outstanding, (iii) 1,000,000 Class B Non-Voting Special Shares outstanding, (iv) 1,000,000 Class C Non-Voting Special Shares outstanding, (v) 1,000,000 Class D Non-Voting Special Shares outstanding, (vi) 1,000,000 Class E Non-Voting Special Shares outstanding, (vii) 1,000,000 Class F Non-Voting Special Shares outstanding, and (viii) no preferred shares issued and outstanding.

Common Shares

Voting Rights. Under the Company Articles, holders of Company Common Shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each Company Common Share entitles its holder to one vote.

Dividend Rights. The holders of outstanding Company Common Shares are entitled to receive dividends at such times and in such amounts and form as Board may from time to time determine, but subject to the rights of the holders of any preferred shares and any other class ranking senior to Company Common Shares.

Repurchase of Common Shares. Under the CBCA, the Company is entitled to purchase or otherwise acquire any of its issued shares, subject to restrictions under applicable securities laws and provided that the Company is not permitted to make any payment to purchase or otherwise acquire any of its issued shares if there are reasonable grounds for believing that: (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares.

Liquidation. Upon the distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Company Sponsor Special Shares, Company Earnout Non-Voting Special Shares, the holders of the Company Preferred Shares of all series and the holders of the shares of any other class ranking senior to the Company Common Shares, the holders of the Company Common Shares shall be entitled to receive all remaining property and assets of the Company.

Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares

Voting Rights. The holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares will not be entitled to any voting rights except as otherwise required under the CBCA.

Dividend Rights. The holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares will not be entitled to any dividends or other distributions other than a liquidation distribution.

Liquidation. Upon the distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Company to the holders of the Company Common Shares, and any shares ranking junior to the Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares, an amount per Company Sponsor Special Share or Company Earnout Non-Voting Special Share equal to $0.00000000001 (the “Redemption Price”). After payment to the holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares of such amount, the holders of the Company Earnout Non-Voting Special Shares shall not be entitled to share in any further distribution of the property or assets of the Company.

Redemption. Subject to the provisions of the CBCA, the Company shall (i) at any time after the seventh anniversary of the Closing Date, or (ii) at any time after a Change of Control Transaction of the Company (as defined in the Company Articles); without notice, redeem at any time the whole of the then outstanding Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares on payment of the Redemption Price thereon (provided that the ability to redeem Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares shall not apply in respect of any Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares which are automatically converted into Company Common Shares in accordance with the provisions of the Company Articles, including upon a Change of Control Transaction).

Automatic Conversions. The Company Sponsor Special Shares and the Company Earnout Non-Voting Special Shares are subject to a seven-year vesting pursuant to which they will automatically vest and convert into Company Common Shares as follows:

●	(i) 2,031,250 Company Sponsor Special Shares, all of which shall automatically convert into Company Common Shares in equal thirds upon the volume weighted average price of the Company Common Shares exceeding $12.00, $14.00 and $16.00, respectively, for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date (each, a “Company Class A Non-Voting Special Share Conversion Event”); provided that each Company Class A Non-Voting Special Share Conversion Event shall be deemed to have occurred and the Company Sponsor Special Shares shall be converted automatically into Company Common Shares in accordance with the provisions set forth in the Company Articles if there occurs a Change of Control Transaction with a valuation of the Company Common Shares that is equal to or greater than the applicable thresholds set forth in such Company Class A Non-Voting Special Share Conversion Event;

●	(ii) 1,000,000 Company Class B Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Company Common Shares achieve a VWAP of greater than $12.00; or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than $12.00 per Company Common Share;

●	(iii) 1,000,000 Company Class C Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Company Common Shares achieve a VWAP of greater than $14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than $14.00 per Company Common Share;

●	(iv) 1,000,000 Company Class D Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Company Common Shares achieve a VWAP of greater than $16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than $16.00 per Company Common Share;

●	(v) 1,000,000 Company Class E Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than $10.00 per Company Common Share; and

●	(vi) 1,000,000 Company Class F Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than $10.00 per Company Common Share.

Company Preferred Shares

Issuable in series. The Company Preferred Shares may be issued in one or more series. Subject to the provisions of the CBCA and the Company Articles, the Company Board may, by resolution, from time to time before the issue thereof determine the maximum number of Company Preferred Shares of each series, create an identifying name for each series, attach special rights, privileges, restrictions or conditions to the Company Preferred Shares of each series including, without limitation, voting rights, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms or conditions of redemption or purchase, any conversion rights, any retraction rights, any rights on liquidation, dissolution or winding-up and any sinking fund or other provisions, the whole to be subject to filing articles of amendment in accordance with the CBCA to create the series and to include the special rights, privileges, conditions and restrictions attached to the Company Preferred Shares of the series.

Voting Rights. Except as required by law and except as provided in any special rights, privileges, conditions or restrictions attaching to any series of Company Preferred Shares issued from time to time, the holders of Preferred Shares will not be entitled to receive notice of, attend or vote at any meeting of shareholders.

Dividend Rights. Company Preferred Shares of each series, if and when issued, will, with respect to the payment of dividends, rank pari passu with the Company Preferred Shares of every other series and be entitled to preference over the Company Common Shares and any other shares ranking junior to the Company Preferred Shares with respect to payment of dividends.

Liquidation Rights. In the event of a liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of Company Preferred Shares will be entitled to preference with respect to distribution of property or assets over the Company Common Shares and any other shares ranking junior to the Company Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Company Preferred Shares.

Company Warrants

Company Assumption of Prospector Warrants

In connection with the Business Combination, the Company assumed the obligations under that certain Warrant Agreement, dated as of January 7, 2021 (the “Initial Warrant Agreement”) between Prospector Capital Corp. and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”) pursuant to that certain Warrant Assignment, Assumption and Amendment Agreement dated as of December 21, 2023 (the “Warrant Assumption Agreement,” and the Initial Warrant Agreement as amended and assumed pursuant to the Warrant Assumption Agreement, the “Warrant Agreement”) among Prospector, the Company and the Warrant Agent. The Warrants issued by Prospector pursuant to the Initial Warrant Agreement entitled the registered holder to purchase Prospector Class A Shares at a price of $11.50 per share, subject to adjustment on the terms and subject to the conditions set forth in the Initial Warrant Agreement.

Company Warrants Issued in Exchange for Prospector Warrants

Immediately following the Closing Date, there were approximately 17,229,639 Warrants to purchase Company Common Shares (“Company Warrants”) outstanding, including 1,416,667 Company Warrants held by Sponsor and which vest in equal thirds upon the volume weighted average price of the Company Common Shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the Closing (the “Company Vesting Sponsor Warrants.”) Under the Warrant Agreement, references to Prospector Class A Shares include a security other than Prospector Class A Shares into which the Prospector Class A Shares have been converted or exchanged for in the event Prospector is not the surviving company in its initial business combination. Thus, where the Warrant Agreement discussed Prospector Class A Shares, throughout this section “— Company Warrants,” such provisions will be applied to the Common Shares.

Each whole Company Warrant entitles the registered holder to purchase Company Common Share at a price of $11.50 per share, subject to further adjustment on the terms and subject to the conditions set forth in the Warrant Agreement, and as further discussed below, at any time after the Closing Date, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its Company Warrants only for a whole number of Company Common Shares. This means only a whole Company Warrant may be exercised at a given time by a warrant holder. The Company Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption (other than Company Warrants converted from Private Placement Warrants) or liquidation.

The Company will not be obligated to deliver any Company Common Shares pursuant to the exercise of a Company Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Company Common Shares underlying the Company Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its registration obligations. No Company Warrant will be exercisable and the Company will not be obligated to issue a Company Common Share upon exercise of a Company Warrant unless the Company Common Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Company Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Company Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Company Warrant.

At the time of any exercise of a Company Warrant, if the Company Common Shares are not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Company Warrants issued in exchange for Public Warrants who exercise their Company Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Company Common Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number Company Common Shares underlying the Company Warrants, multiplied by the excess of the “fair market value” less the exercise of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Company Common Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of warrants when the price per Company Common Share equals or exceeds $18.00

Once the Company Warrants become exercisable, the Company may redeem the outstanding Company Warrants (except as described herein with respect to the Company Warrants issued in exchange for Private Placement Warrants):

●	in whole and not in part;

●	at a price of US$0.01 per Company Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price of the Company Common Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (referred to as the “Reference Value”).

The Company will not redeem the Company Warrants as described above unless a registration statement under the Securities Act covering the Company Common Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Company Common Shares is available throughout the 30-day redemption period. If and when the Company Warrants become redeemable by the Company, it may exercise its redemption right even it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Company Warrants, each warrant holder will be entitled to exercise his, her or its Company Warrant prior to the scheduled redemption date. However, the price of the Company Common Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Company Warrant described under the heading “— Anti-dilution Adjustments”) as well as the $______ warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Company Common Share equals or exceeds $10.00

Once the Company Warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at a price of US$0.10 per Company Warrant;

●	upon not less than 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Company Common Shares except as otherwise described below;

●	if, and only if, the Reference Value equals or exceeds US$10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

●	if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the Company Warrants issued in exchange for the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Company Warrants issued in exchange for the Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Company Warrants are redeemed or exercised, holders may elect to exercise their Company Warrants on a cashless basis. The numbers in the table below represent the number of Company Common Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Company Common Shares on the corresponding redemption date (assuming holders elect to exercise their Company Warrants and such warrants are not redeemed for $0.10 per Company Warrant), determined for these purposes based on the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The Company will provide its warrant holders with the final “fair market value” no later than one business day after the 10-trading day period described above ends. The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a Company Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of Company Common Shares issuable upon exercise of a Company Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Company Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Company Warrant as so adjusted. The number of Company Common Shares in the table below shall be adjusted in the same manner and at the same time as the number of Company Common Shares issuable upon exercise of a Company Warrant. If the exercise price of a Company Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to	Fair Market Value of Company Common Shares
expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Company Common Shares to be issued for each Company Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Company Warrants, holders may choose to, in connection with this redemption feature, exercise their Company Warrants for 0.277 Company Common Shares for each whole Company Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Company Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their Company Warrants for 0.298 Company Common Shares for each whole Company Warrant. In no event will the Company Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Company Common Shares per Company Warrant (subject to adjustment). Finally, as reflected in the table above, if the Company Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any Company Common Shares.

This redemption feature is structured to allow for all of the outstanding Company Warrants to be redeemed when the Company Common Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the Company Common Shares is below the exercise price of the Company Warrants. This redemption feature was established to provide the Company with the flexibility to redeem the Company Warrants without the Company Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per Company Common Share equals or exceeds $18.00.”

As stated above, the Company can redeem the Company Warrants when the Company Common Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their Company Warrants on a cashless basis for the applicable number of Company Common Shares. If the Company chooses to redeem the Company Warrants when the Company Common Shares are trading at a price below the exercise price of the Company Warrants, this could result in the warrant holders receiving fewer Company Common Shares than they would have received if they had chosen to wait to exercise their Company Warrants for Company Common Shares if and when such Company Common Shares were trading at a price higher than the exercise price of $11.50.

Redemption Procedures

A holder of a Company Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Company Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Company Common Shares outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding Company Common Shares is increased by a share capitalization payable in Company Common Shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Company Common Shares issuable on exercise of each Company Warrant will be increased in proportion to such increase in the outstanding Company Common Shares. A rights offering made to all or substantially all holders of Company Common Shares entitling holders to purchase Company Common Shares at a price less than the fair market value will be deemed a share capitalization of a number of Company Common Shares equal to the product of (i) the number of Company Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Company Common Shares) and (ii) the quotient of (x) the price Company Common Share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Company Common Shares, in determining the price payable for Company Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Company Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Company Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Company Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Company Common Shares on account of such Company Common Shares (or other securities into which the Company Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Company Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Company Common Shares issuable on exercise of each Company Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Company Common Share in respect of such event.

If the number of outstanding Company Common Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Company Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Company Common Shares issuable on exercise of each Company Warrant will be decreased in proportion to such decrease in outstanding Company Common Shares.

Whenever the number of Company Common Shares purchasable upon the exercise of the Company Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Company Common Shares purchasable upon the exercise of the Company Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Company Common Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Company Common Shares (other than those described above or that solely affects the par value of such Company Common Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Company Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Company Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Company Warrants and in lieu of the Company Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Company Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Company Warrants would have received if such holder had exercised their Company Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Company Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Company Common Shares, the holder of a Company Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Company Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Company Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Company Common Shares in such a transaction is payable in the form of Company Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Company Warrant properly exercises the Company Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Company Warrant.

The Company Warrants will be issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Company Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Company Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Company Warrants is required to make any change that adversely affects the interests of the registered holders.

The Company Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Company Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Company Common Shares and any voting rights until they exercise their Company Warrants and receive Company Common Shares. After the issuance of Company Common Shares upon exercise of the Company Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Company Warrants. If, upon exercise of the Company Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of Company Common Shares to be issued to the warrant holder.

The Company will agree that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Company Warrants to be Issued in Exchange for Private Placement Warrants

The Company Warrants issued in exchange for the Private Placement Warrants are not transferable, assignable or salable (except to affiliates of the Sponsor) and they are not redeemable by the Company so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees (except as set forth under “— Company Warrants — Company Warrants to be Issued in Exchange for Public Warrants — Redemption of warrants when the price per Company Common Share equals or exceeds $10.00”). The Sponsor or its permitted affiliated transferees have the option to exercise the private placement warrants on a cashless basis.

Except as described above under “— Company Warrants — Company Warrants to be Issued in Exchange for Public Warrants — Redemption of warrants when the price per Company Common Share equals or exceeds $10.00,” if holders of these Company Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Company Common Shares equal to the quotient obtained by dividing (x) the product of the number of Company Common Shares underlying the Company Warrants, multiplied by the excess of the “fair market value” of the Company Common Shares (defined below) over the exercise price of the Company Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Company Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

Dissent Rights

Under the CBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (ii) amend its articles to add, remove or change any restrictions on the business it is permitted to carry on; (iii) amalgamate with another corporation, subject to certain exceptions; (iv) be continued under the laws of another jurisdiction; or (v) sell, lease or exchange all or substantially all of its property. In addition, holders of a class or series of shares of a CBCA corporation are, in certain circumstances and, in the case of items (a), (b) and (e) below, unless the articles of the corporation provide otherwise, entitled to exercise dissent rights and be paid the fair value of their shares if the corporation resolves to amend its articles to (a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to shares of such class; (b) effect an exchange, reclassification or cancellation of the shares of such class; (c) add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class; (d) increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of such class; (e) create a new class of shares equal or superior to the shares of such class, except in certain circumstances; (f) make a class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of such class; (g) effect an exchange or create a right of exchange of the shares of another class into the shares of such class; or (h) constrain the issue, transfer or ownership of the shares of such class or change or remove such constraint.

Securities Act Restrictions on Resale

Rule 144

Subject to the further restrictions described below under “Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies,” pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Company Common Shares or Company Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Company Common Shares or Company Warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Company Common Shares then outstanding; or

●	the average weekly reported trading volume of the Company during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

●	Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although the Company will be a new registrant, Company Common Shares and Company Warrants may not be eligible for sale pursuant to Rule 144 without registration until one year has elapsed from the time that the Company files current Form 10 type information with the SEC as described above.

Once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Listing

Our common shares and warrants are listed on the Nasdaq Global Market under the symbols “LDTC” and “LDTCW,” respectively. Holders of our common shares and warrants should obtain current market quotations for their securities. There can be no assurance that our common shares and/or warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our common shares and/or warrants could be delisted from Nasdaq. A delisting of our common shares will affect the liquidity of our common shares and could inhibit or restrict our ability to raise additional financing.

Transfer Agent

A register of holders of our shares is maintained by Continental Stock Transfer and Trust Company in Canada, who serves as registrar and transfer agent for our equity securities.

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